Exhibit 99.1

FOR IMMEDIATE RELEASE

CENTRAL GARDEN & PET COMPANY ANNOUNCES FISCAL 2012 SECOND QUARTER RESULTS

Second quarter sales decrease 4 percent to $467 million; Diluted EPS $0.45 per share

WALNUT CREEK, CALIFORNIA, May 2, 2012 – Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ:CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today reported financial results for its second quarter ended March 24, 2012.

The Company reported second quarter net sales of $466.9 million, a decrease of 4 percent from the same period a year ago. The second quarter operating income was $45.2 million, compared to operating income of $59.6 million in the second quarter of 2011, reflecting reduced sales and a lower gross margin. Net interest expense was $10.4 million compared to $9.3 million in the year-ago period. Net income for the quarter totaled $21.6 million, or $0.45 per fully diluted share, compared with net income of $31.8 million, or $0.54 per fully diluted share, in the second quarter of 2011.

“Even with strong demand from consumers for our products, our sales and earnings were impacted this quarter by short-term execution issues arising from our transformational efforts, which hindered our ability to fully meet demand” said Bill Brown, Chairman and Chief Executive Officer. “We are addressing these issues and are continuing to see strong demand for our products. April sales are up significantly over last year, helped by delayed shipments and strong demand for our flea and tick products.”

Gus Halas, President and CEO of Central Operating Companies, commented, “As is often the case with business transformations, we encountered some disruptions as we transitioned operational activities during the quarter. We have made good progress executing on our transformational plan as we create a more efficient and effective operation to support our customers and position the Company for success in the coming years.”

Second Quarter and Year-To-Date Details

Net sales for the Garden Products segment decreased 6 percent or $15.9 million from the same period a year ago to $244.4 million, impacted by the delay in filling orders as well as lower grass seed and wild bird feed sales. The Garden Products segment’s branded product sales were $211.7 million and sales of other manufacturers’ products were $32.7 million. In the second quarter, the Garden Products segment’s gross and operating margins declined, impacted by the mix of product sales, including lower sales of higher-margin branded control products and grass seed and higher sales of third-party products. The Garden Products segment’s operating income in the quarter was $36.6 million, compared to an operating income of $46.9 million in the second quarter of 2011.

Net sales for the Pet Products segment decreased 1 percent, or $2.9 million, from the same period a year ago to $222.5 million, due primarily to a decline in wild bird feed sales. Delays in shipments to customers also impacted revenues during the quarter. The Pet Products segment’s branded product sales were $179.8 million and sales of other manufacturers’ products were $42.7 million. The Pet Product segment’s gross and operating margins declined from a year ago, in part as a result of short-term operational issues associated with the transformation. The Pet Products segment’s operating income was $21.0 million compared to operating income of $23.4 million in the prior-year period.

For the six months ending March 24, 2012, the Company reported net sales of $769.0 million, little changed from $767.4 million in the comparable 2011 period. Branded products sales equaled $638.0 million, down 2 percent over the comparable 2011 period. Sales of other manufacturers’ products increased 9 percent to $131.0 million. Operating income for the period was $33.9 million compared to $53.1 million in the prior year. Net income for the six months ended March 24, 2012 was $8.5 million compared to $22.2 million in the comparable 2011 period. Earnings per fully diluted share were $0.18 compared to $0.37 per fully diluted share in the year ago period.

At March 24, 2012, the Company’s cash and short-term investments balance was $28.1 million. Net interest expense was $10.4 million for the quarter compared to $9.3 million in the prior-year period. Depreciation and amortization expense was $7.6 million in the second quarter of 2012, compared with $7.2 million in the prior-year period. The Company’s effective tax rate for the second quarter of 2012 was 37 percent, compared with 36 percent in the prior-year period.

On February 8, 2012, the Company issued an additional $50 million aggregate principal amount of its 2018 8.25% senior subordinated notes. The Company used the proceeds from the offering to pay a portion of the outstanding balance under its Credit Facility. Total debt at March 24, 2012 was $566.9 million compared to $517.2 million at March 25, 2011. The quarter-ending total leverage ratio, as defined in the Company’s senior credit facility, at its seasonally high point, was 5.5x. During the second quarter of 2012, the Company did not repurchase any of its common stock outstanding under its Board approved share repurchase program.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its second quarter 2012 results. The conference call will be accessible through the investor relations section of Central’s website, http://www.central.com.

Alternatively, to listen to the call by telephone, dial 1-412-317-6789 and enter passcode 10012406. A replay of the call will be available for three weeks by dialing 1-412-317-0088 (domestic and international) and entering passcode 10012406.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART

SEED® and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products and the brands NORCAL POTTERY®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC SYSTEMS®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 4,000 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including improved efficiency and profitability from the Company’s transformation initiatives, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Central’s Annual Report on Form 10-K, filed on November 21, 2011, Central’s Quarterly Report on Form 10-Q, expected to be filed on May 3, 2012, as well as other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

Contact: Steve Zenker

VP of Investor Relations & Communications

Central Garden & Pet Company

925.948.3657

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(Tables Follow)

CENTRAL GARDEN & PET COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 26, 2011	March 24, 2012	March 26, 2011	March 24, 2012
Net sales	$485,724	$466,903	$767,443	$768,969
Cost of goods sold and occupancy	322,455	319,207	521,117	540,535

Gross profit	163,269	147,696	246,326	228,434
Selling, general and administrative expenses	103,639	102,474	193,179	194,492

Income from operations	59,630	45,222	53,147	33,942
Interest expense	(9,343)	(10,468)	(18,382)	(20,015)
Interest income	60	28	193	56
Other income (expense)	204	(7)	(202)	(121)

Income before income taxes and noncontrolling interest	50,551	34,775	34,756	13,862
Income taxes	18,190	12,808	12,073	5,162

Income including noncontrolling interest	32,361	21,967	22,683	8,700
Net income attributable to noncontrolling interest	595	344	509	167

Net income attributable to Central Garden & Pet Company	$31,766	$21,623	$22,174	$8,533

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.55	$0.46	$0.37	$0.18

Diluted	$0.54	$0.45	$0.37	$0.18

Weighted average shares used in the computation of net income per share:
Basic	57,955	47,343	59,447	47,576
Diluted	58,433	48,036	59,961	48,191

CENTRAL GARDEN & PET COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

Unaudited

	March 26,	March 24,	September 24,
	2011	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$11,186	$10,281	$12,031
Short term investments	15,320	17,820	17,820
Accounts receivable	327,090	309,299	195,417
Inventories	381,815	380,812	329,546
Prepaid expenses and other	43,655	47,727	47,772

Total current assets	779,066	765,939	602,586

Land, buildings, improvements and equipment—net	169,731	182,569	176,402
Goodwill	209,548	210,223	210,223
Other intangible assets—net	87,073	82,100	84,526
Deferred income taxes and other assets	27,139	19,243	19,266

Total	$1,272,557	$1,260,074	$1,093,003

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$163,622	$150,605	116,524
Accrued expenses	84,415	75,004	75,128
Current portion of long-term debt	120	339	279

Total current liabilities	248,157	225,948	191,931

Long-term debt	517,134	566,603	435,330
Other long-term obligations	3,890	18,576	8,960

Equity:
Common stock	149	123	129
Class A common stock	399	343	359
Class B stock	16	16	16
Additional paid-in capital	443,169	379,902	396,208
Accumulated earnings	57,952	67,078	59,045
Accumulated other comprehensive income	1,235	1,312	1,019

Total Central Garden & Pet Company shareholders’ equity	502,920	448,774	456,776
Noncontrolling interest	456	173	6

Total equity	503,376	448,947	456,782

Total	$1,272,557	$1,260,074	$1,093,003